MANAGEMENT AGREEMENT

     THIS AGREEMENT, made and entered into this 23rd day of April, 1997 (the "Effective Date"), by and between ______________________________, a ______
corporation (hereinafter called "Owner") and JANUS INDUSTRIES, INC., a Delaware corporation (hereinafter called "Manager").

     WHEREAS, Owner represents that it owns the motel and the underlying real estate which is more fully described on Exhibit A attached hereto and made a part hereof (hereinafter called the "Property"); and

     WHEREAS, the parties hereto desire that Manager shall manage and operate the Property as agent of Owner under the terms of this written Management Agreement (hereinafter called the "Agreement").

     NOW, THEREFORE, in consideration of the mutual promises and premises hereinafter set forth, the parties hereto agree as follows:

                                    ARTICLE I
                     APPOINTMENT AND COMPENSATION OF MANAGER

     1.1 Appointment of Manager. Owner hereby appoints Manager, and Manager hereby accepts appointment, on the terms and conditions hereinafter set forth, to maintain, operate and manage the Property on Owner's behalf from the date hereof. Manager shall be an agent of Owner.

     1.2 Delegation of Authority. Solely to the extent expressly provided herein, the day-to-day operation, management and maintenance of the Property shall be under the supervision, direction and control of Manager.

     1.3 Management Fee. For its services hereunder, Manager shall receive a management fee (the "Management Fee") equal to five percent (5%) of the Gross Revenues (as defined in Exhibit B attached hereto) of the Property. The Management Fee shall be calculated for each Accounting Period (as defined in Exhibit B attached hereto) and payable to Manager from the General Account (as defined in Section 3.2 below) at the end of each Accounting Period.

                                   ARTICLE II
                                      TERM

     2.1 Term. The term ("Term") of this Agreement shall be for an initial term (the "Initial Term") of ten (10) years commencing on the Effective Date and ending on the tenth anniversary of such date (the "Initial Term Expiration Date"). The Agreement shall

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automatically be renewed after the Initial Term for successive one (1) year periods (each term referred to hereinafter as a "Renewal Term") unless either party hereto shall affirmatively decide not to renew the same. Notice of termination must be delivered in writing on or before ninety (90) days prior to the expiration of the Initial Term or the Renewal Term.

     2.2 Early Termination. This Agreement shall cease prior to the expiration of the Initial Term hereof upon the occurrence of any of the following circumstances (hereinafter referred to as an "Early Termination Event"):

          (a) In the event of a bona fide sale of the Property, Owner may terminate this agreement upon thirty (30) days prior written notice to Manager.

          (b) In the event that either Owner or Manager materially breaches this Agreement or fails to observe or perform any of its material covenants or agreements and shall not cure any such breach within thirty (30) days after written notice from the other part, then the other party may terminate this Agreement upon written notice to such breaching party.

          (c) If Manager shall engage in any act of willful misconduct or fraud with respect to, or the misappropriation or diversion of funds or property of, Owner or the Property.

          (d) If either Owner or Manager shall file a voluntary petition for reorganization or for any arrangements under any provisions of any bankruptcy code now or hereafter enacted, the other party may terminate this Agreement upon written notice to the party filing such petition.

          (e) If a petition shall be filed by any third party for the reorganization of Owner or Manager under any provisions of any bankruptcy code now or hereafter enacted and such proceeding is not dismissed within ninety (90) days after such filing, then the other party may terminate this Agreement upon written notice to the party against whom such petition was filed.

          (f) If a receiver, trustee in involuntary bankruptcy or other similar officer shall be appointed to take care of all or a substantial portion of the property of Owner or Manager, then the other party may terminate this Agreement upon written notice to the party for whom such official has been appointed.

          (g) If either Owner or Manager makes a general assignment for the benefit of its creditors, the other party may terminate this Agreement upon written notice to the party making such assignment.

          (h) If any material license, permit, or government authorization necessary for the operation of the Property is terminated, or renewal refused by the governing authority having jurisdiction thereof.


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          (i) If the current franchise agreement ("Franchise Agreement") is terminated or expires, and Manager and Owner cannot agree on Owner's new franchise agreement or cannot agree that the Property should be operated without a new franchise agreement.

     2.3 Payment Upon Early Termination. In the event this Agreement is terminated upon the occurrence of the Early Termination Event provided for in
Section 2.2(a) of this Agreement, Owner shall pay to Manager on the early termination date ("Early Termination Date"), as liquidated damages and not as a penalty, an amount equal to the Present Value (as hereinafter defined) of the Management Fee, for each Accounting Period that remains between the Early Termination Date and the Initial Term Expiration Date (the "Expected Gross Revenues"). For purposes of this Section 2.3, the Gross Revenues for each Accounting Period between the Early Termination Date and the Initial Term Expiration Date shall be the average of the Gross Revenues for each Accounting Period for the three (3) years prior to the Early Termination Date; provided, however, if this Agreement is in effect less than three (3) years on the occurrence of the Early Termination Date, then the average of the Gross Revenues for each Accounting Period from the Effective Date until the Early Termination Date shall be used as the Gross Revenues for calculating the payment provided for herein. "Present Value" shall be an amount of the Expected Gross Revenues discounted to present value at the Discount Rate. The "Discount Rate" shall mean the yield on the United States Treasury obligations quoted on the Early Termination Date which most closely matches the unexpired term of this Agreement. For example, if on the Early Termination Date there is six years and seven months remaining on the Initial Term of this Agreement, then the Discount Rate would be calculated by adding 300 basis points to the then current yield on the 7-year U.S. Treasury obligations. If there were six years and four months remaining on the Initial Term of this Agreement, the Discount Rate would be calculated by adding 300 basis points to the then current yield on the 6-year U.S. Treasury obligations.

                                   ARTICLE III
                            OPERATION OF THE PROPERTY

     3.1 General Responsibilities of Manager. Manager shall be responsible for all matters relating to the day-to-day operation, management and maintenance of the Property including, without limitation, (i) rental and occupancy of rooms and commercial space, if any, and setting of charges therefore; (ii) food and beverage services; (iii) employment policies; (iv) the receipt, holding and disbursement of funds; (v) accounting; (vi) budgeting; (vii) procurement of inventories, supplies and services; (viii) promotion, sales, marketing and publicity; and (ix) maintenance, repair and cleaning of all improvements and equipment. Manager shall use its best efforts to operate, manage and maintain the Property in such a manner as to provide a quality environment and to maximize to Owner the profits that can be derived from the Property and, upon its own initiative, with reasonable frequency, shall consult with and advise Owner and otherwise bring to Owner's attention opportunities to obtain and increase such profits.


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     3.2 General Accounts, Payments, and Distributions.

          (a) Manager, on behalf of Owner, shall establish a bank account (the "General Account") for the Property in both Owner's name and in Manager's name as agent for Owner in banks approved by Owner (which approval shall not be unreasonably withheld). The General Account for the Property shall be used to deposit all cash generated by the Property and to pay all permitted costs and expenses of the Property. Manager shall deposit all funds collected from the operation of the Property in the General Account. All funds deposited shall be held by Manager for the benefit of Owner. Funds from the General Account shall be disbursed by the Manager to pay its Management Fee and other normal and reasonable expenses of the Property incurred in the operation and maintenance of the Property pursuant to this Agreement. It is understood and agreed that to facilitate the payment of expenses for the Property (such as payroll), Manager may elect to make such payments from an account maintained by Manager for making such payments with regard to the Property and shall be entitled to withdraw from the General Account for the Property and deposit to such other account from time to time an amount equal to the checks drawn upon such other account for the payment of expenses of the Property. All other accounts shall be approved in advance by Owner. All bank accounts shall be owned by Owner and shall be operated by Manager as the agent of Owner.

          (b) Nothing herein contained shall be construed to deprive Manager of the right to maintain petty cash funds and to make payment therefrom as the same are understood and employed in the property management business.

          (c) Manager shall keep its own funds separate and apart from those belonging to the Owner.

          (d) On or before the Effective Date, Owner agrees to deposit in the General Account the sum of $10,000 (the "Minimum Working Capital Balance"). Thereafter, at any time when the balance in the General Account shall be less than the Minimum Working Capital Balance and the balance in the Depository Account is not sufficient to fund such deficit, Owner shall deposit to such General Account, upon seven (7) business days prior written notice from Manager, an amount equal to such deficiency.

          (e) Subject to maintaining the Minimum Working Capital Balance, Manager shall transfer to Owner such excess funds as Owner shall specify.

          (f) Manager shall not be required to incur any liability or obligation for Owner's account without assurances satisfactory to Manager that the funds necessary for the discharge thereof will be provided by the Owner.

          (g) Manager shall provide cash management for all funds of Owner controlled by Manager. For the purpose of this Agreement, the term "cash management" shall mean expediting cash inflows, controlling cash outflows, and, to the extent reasonably possible, investing the difference between cash inflows at a market rate of interest.


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     3.3 Books and Records. Manager shall maintain at its principal office full, adequate and separate books and records as are necessary to reflect all transactions of the Property and of Manager with respect to the Property. Such books and records shall be kept in a manner such that accounting statements may be prepared in accordance with Generally Accepted Accounting Principles
("GAAP"). Owner shall have the right and privilege of examining such books and records at the Manager's principal office at any and all reasonable times during normal business hours. Manager shall not destroy or dispose of any such books or records except by delivery to Owner or as Owner may otherwise instruct. Upon termination of this Agreement, all books and records shall be forthwith delivered to Owner so as to ensure the orderly continuance of the operation of the Property, but all such books and records shall thereafter be available to Manager at all reasonable times for inspection, audit, examination, and transcription for a period of not less than seven (7) years from the date of said termination.

     3.4 Monthly Financial Reports. Within fifteen (15) days after the end of each Accounting Period, Manager shall deliver to Owner an accounting for the operations of the Property, including a detailed profit and loss statement and balance sheet showing the results of operation of the Property for the preceding Accounting Period and for the Fiscal Year (as defined in Exhibit B attached hereto) to date and the cash needs, if any, for the subsequent three (3) months. Such statements shall be calculated on the accrual method. Manager shall also deliver to Owner at such times: (a) a report comparing actual results to budgeted results (b) occupancy and room rate reports, (c) reports on insurance claims and (d) other reports as reasonably requested by Owner, in each case for the preceding Accounting Period and for the Fiscal Year to date.

     3.5 Annual Financial Reports. Within thirty (30) days after the end of each Fiscal Year, Manager shall deliver to Owner unaudited financial statements including a detailed balance sheet, a statement of cash flows and an income and expense statement showing the results of operations of the Property during such Fiscal Year. Such financial statements shall be calculated on the accrual method and be prepared in accordance with GAAP.

     3.6 Audits. Owner shall have the right at any time to cause an audit of the books, records, and operations of the Property to be made by an independent certified accounting firm. Manager shall cooperate fully with such auditors and shall make available to them any and all information concerning the Property. Owner shall deliver to Manager copies of all financial reports regarding the Property promptly after they are received from such auditors. Any adjustment to any Management Fee required because of the results of such audit shall be made by the parties within ten (10) business days. The cost of any such independent audit shall be an administrative and general expense of the Property for the Fiscal Year in which such audit occurs.

     3.7 Annual Budgets.

          (a) Manager shall submit to Owner, in a form reasonably satisfactory to Owner, for its consideration and approval, the following for the Property for each Fiscal Year, no later than sixty (60) days prior to the beginning of each Fiscal Year:


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               (i) a proposed operating budget on a monthly and yearly basis
("Operating Budget") for the Property as approved by Owner and which shall set forth Manager's best estimate of the following items for such Fiscal Year including supporting schedules for each line item:

          A.  Projected occupancy and average room rate;
          B.  Projected gross revenue;
          C.  Leasing plan with respect to commercial or retail spaces, if any, that will be vacant;
          D.  Projected expenses, detailed by type;
          E.  Detailed proposed scheduling of staff, salaries and wages;
          F.  Property room rates and charges for other services;
          G.  Insurance premiums and property taxes;
          H   Property operations and maintenance (non-capital);
          I.  Advertising, promotional and marketing expenses;
          J.  Calculation of estimated Management Fee; and
          K.  Narrative overview of all budgeted revenue and expense levels and an analysis of budgeted levels to the previous year's actual results, with an explanation of any differences.

               (ii) a proposed budget on a monthly and yearly basis ("Equipment Budget") setting forth Manager's best estimate of the capital expenditures to be made for replacement of and additions to furniture, furnishings and equipment for such Fiscal Year; and

               (iii) a proposed budget ("Capital Expenditures Budget" and together with the Operating Budget and the Equipment Budget, the "Annual Budget") setting forth Manager's best estimate of capital expenditures to be made for major building improvements, renovation, capital repairs and expansion for such Fiscal Year.

          (b) Owner shall be deemed to have approved any of the foregoing budgets, unless Owner gives notice of its disapproval to Manager on or before the commencement of a new fiscal year. In the event Owner does not approve all or any part of the foregoing budgets prior to the commencement of a new Fiscal Year, Owner promptly shall furnish to Manager an interim budget which shall reasonably permit the continued operation of the Property until final approval is given.

          (c) Manager shall comply with the Annual Budget, once it is approved by Owner, and shall not deviate substantially therefrom as to the planned expenditures on a line-item basis or change the manner of operation (including the marketing plan) of the Property without prior written consent of Owner, except where such deviation is due to and is in direct proportion to an increase (or decrease) in the revenues of the Property in excess of (or below) the budgeted amounts on a line-item basis or in case of an emergency, where Owner is promptly advised thereof.


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

          (d) With respect to the portion of a Fiscal Year remaining following the Effective Date, Manager shall submit the Annual Budget no later than forty-five (45) days after the date Manager assumes control of the Property.

          (e) Upon the request of Owner, Manager shall make available to Owner the data utilized in preparing the Annual Budget.

     3.8 Insurance.

          (a) Owner agrees to maintain at all times during the term hereof the following insurance:

               (i) Insurance on the building, equipment, furniture and furnishings (including business interruption coverage) against loss or damage.

               (ii) Comprehensive general liability insurance (including protective liability coverage on operations of independent contractors engaged in construction and also blanket contractual liability insurance) at a minimum amount of two (2) million dollars general aggregate with an umbrella policy to exceed five (5) million dollars in total coverage, against claims for personal injury, death, or property damage, including coverage against liability arising out of the use by or on behalf of the Owner or Manager of any owned, non-owned or hired automotive equipment and including coverage against Manager's liability, liquor liability, and dram shop liability, to the extent required by the laws of the jurisdiction in which the Property is located.

          (b) All policies of insurance shall: (i) name and designate the Manager as an additional insured and (ii) be an expense of the Property. Without limiting the foregoing, all insurance shall be effected under policies issued by insurers of recognized responsibility and shall, to the extent obtainable, provide that such policies shall not be canceled without at least thirty (30) days' prior written notice to the Manager as an additional insured and that any loss shall be payable to the Owner, notwithstanding any act of negligence of the Manager that otherwise might result in forfeiture of said insurance. Certificates of insurance, along with evidence or renewal from time to time thereof, shall be given to Manager no less than ten (10) days prior to their effectiveness.

          (c) Manager shall report to the appropriate insurance companies all accidents and potential claims.

          (d) Manager shall cause to be placed and kept in force worker's compensation insurance up to the statutory limit, as required by the state where the Property is located, and employer's liability of at least $100,000. Manager shall furnish Owner with certificates of same no less than ten (10) days prior to their effectiveness.

          (e) Provided that Owner and Manager shall procure and keep in force all of the insurance required to be obtained by each of them, respectively, pursuant to this Agreement,


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

neither Owner nor Manager shall assert against the other claims for any losses, damages, liabilities or expenses (including attorney fees) incurred or sustained by either of them, to the extent that the same are covered by such insurance, on account of damage or injury to person or property arising out of the ownership, operation, or maintenance of the Property. The parties agree that all policies of insurance shall permit the foregoing waiver.

     3.9 Taxes and Assessments. Manager shall obtain bills for real estate and personal property taxes, improvement assessments and other like charges that are or may become liens against the Property and recommend to Owner payment thereof or appeal therefrom. Manager shall annually review and submit all real estate and personal property taxes and all assessments affecting the property to Owner.

     3.10 Compliance With Legal Requirements. Owner and Manager shall take such actions (to the extent of the delegation of responsibilities hereunder) as may be necessary to comply with any and all material laws, rules, regulations, orders, or requirements of any federal, state, county, parish, or municipal agency, or other authority having jurisdiction thereof, affecting the Property or the ownership or operations thereof by Owner or Manager. Manager, however, shall not take any such action as long as Owner is contesting, or has affirmed its intention to contest any material payment, assessment, order or requirement (except that where failure to comply promptly with any such order or requirement might expose Manager to criminal liability, Manager may take such action without Owner's approval). Manager promptly shall notify Owner in writing of all such orders and notices or requirements. Manager shall prepare, execute and, after obtaining the approval of Owner, file any such reports and documents as may be required by any governmental authority. Manager hereby specifically covenants and agrees to use its reasonable best efforts to obtain and maintain all licenses and permits necessary for the operation of the Property and all other costs incurred by Manager under this Section shall be deemed expenses of the Property.

     3.11 Use and Maintenance of the Property. Manager shall use the property solely for the operation of a Property under standards comparable to those prevailing in the transient guest lodging industry and for all activities in connection therewith that are customary and usual to such an operation. Manager agrees not to permit the Property to be used for any purpose the Manager knows might void any policy of insurance relating to such Property or which Manager knows might render any loss thereunder uncollectable. Manager hereby covenants and agrees to use its reasonable best efforts to keep the Property in good connection and repair and to make regular inspections thereof within the limitations contained herein. Expenses incurred by Manager in keeping the Property in good condition and repair shall be expenses of the Property. Manager further covenants and agrees to take all reasonable precautions against fire, vandalism, burglary, and trespass to the Property within the limitations contained herein, the cost of all such precautions to be expenses of the Property.

     3.12 Marketing.

          (a) Manager shall use its reasonable best efforts to secure and retain guests for the Property and to merchandise food and beverages served at the Property. Subject to the


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Annual Budget, Manager shall have the right to rent suites and rent meeting room services in such manner and upon such terms and conditions as Manager deems advisable, including the offering of complementary suites, food, and beverages when deemed necessary by Manager in the furtherance of marketing activities.

          (b) Both parties recognize the goal is to achieve the highest possible occupancy at the most profitable rates possible and that the Manager shall use its reasonable best efforts to achieve that goal.

          (c) Manager agrees that upon Owner's request, at termination of the Agreement or otherwise, it immediately will deliver to Owner all customer folios, marketing files and records pertaining to the Property. Manager shall make available to Owner all other records and files pertaining to guests, tenants or customers and correspondence and files related to prospective and existing guests and tenants.

          (d) Manager will prepare on an annual basis a marketing plan that shall include, but not be limited to, projected occupied room-nights and a detailed program for advertising and promotion.

     3.13 Sales of FF&E. All proceeds from the sale of operating equipment and/or furniture, furnishings and equipment no longer needed for the operation of the Property shall be paid to Owner. Any such sale shall occur only with the prior approval of Owner, unless such sale is included in the Annual Budget.

     3.14 Compliance with Franchise Requirements. Manager shall operate and manage the Property in compliance with the Franchise Agreement and shall, in connection therewith, communicate with the franchisor, purchase such supplies and services as may be required by the Franchise Agreement, conduct the business of the Property in compliance with the Franchise Agreement, and prepare any and all writings and make all payments required by the Franchise Agreement to the extent of funds available for payment of Property expenses from the Operating Account. Manager shall forward to Owner copies of all notices, correspondence, and other writings received from or sent to the franchisor immediately following such receipt or dispatch. Upon Owner's request, Manager shall cause an appropriate employee of Manager to attend any and all meetings administered by franchisor or held by or for the franchisees and to prepare reports of such meetings for Owner, all at the expense of Owner.

     3.15 Compliance with Mortgage Requirements. If Manager receives notice of default under any mortgage, lease or other agreement executed by Owner which relates to the Property, Manager shall immediately give written notice thereof to Owner.

     3.16 Periodic Meetings. After each fiscal quarter, Manager and Owner shall, if deemed necessary by Manager or Owner (or more frequently if deemed necessary), meet at a mutually agreeable time and place to review operating results for the Fiscal Year to date and operating plans for the balance of the Fiscal Year.


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     3.17 Owner Responsible for Debts, Liabilities, and Expenses. Except as
otherwise provided in this Agreement, all debts and liabilities to third persons incurred by Manger in the course of its operation and management of the Property and within the scope of its authority hereunder shall be the debts and liabilities of Owner only, and Manager shall not be liable for any such obligations by reason of its management, supervision, direction or operation of the Property for Owner or for any other reason whatsoever.

     3.18 Manager to Consult With Owner. Except as otherwise provided in this Agreement, Manager shall consult with and advise Owner concerning all policies and procedures affecting all phases of the conduct of business at the Property and will give consideration to suggestions made by Owner. To the greatest extent possible, such consultation and advice shall take place prior to the institution of any major policies and procedures.

     3.19 Manager Does Not Guarantee Projections or Annual Budget. Owner hereby represents that in entering into this Agreement, Owner has not relied on any projection of earnings, budgets or statements as to the possibility of future success or other similar matters that may have been prepared by Manager. Owner understands that no guaranty is made or implied by Manager as to the future financial success of the Property and that Manager does not warrant or guarantee any projections, budget or similar matter in any way whatsoever.

                                   ARTICLE IV
                              MANAGEMENT AUTHORITY

     4.1 Contracts. Manager is authorized to make and enter into for the account of, in the name of, and at the expense of Owner, all such contracts, equipment leases and agreements as are included in the Annual Budget and are required in the ordinary course of business for the operation, maintenance and service of the Property and to pay the same when due. However, Manager shall be required to obtain the written consent of Owner before entering into any contract for the account of Owner, of whatever nature, if the total amount payable under such a contract exceeds $5,000, unless it is made under circumstances which the Manager reasonably shall consider to constitute an emergency. Notwithstanding the foregoing, Manager shall use its best efforts to contact and secure approval of Owner in the event any such emergency expenditure should be likely to exceed $10,000.

     4.2 Term of Contracts. Any contract, equipment lease, or agreement entered into by Manager of the Property shall not exceed a term of one (1) year without the prior written approval of Owner.

     4.3 Employment of Personnel.

          (a) Manager, either directly or under the terms of its agreement with Hospitality Employee Leasing Program, Inc. ("HELP"), will hire, train, supervise, direct the work of, and discharge all personnel of the Property that Manager reasonably determines to be necessary or appropriate for the operation of the Property ("Property Employees"). Owner acknowledges that it has been advised by Manager that it is Manager's present intention to utilize


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the services of HELP in filling the personnel requirements of operating the
Property. Manager will not, and will not permit HELP to, discriminate against any employee or applicant for employment because of race, creed, color, sex, age or national origin. Such personnel shall in every instance be deemed employees of the Manager or HELP, as applicable. Manager shall use its reasonable best efforts and exercise reasonable care to seek qualified, competent and trustworthy employees.

          (b) The salaries, wages (including bonus plans) and other compensation, including social security, taxes, worker's compensation insurance, relocation expenses and the like, of Property Employees shall be an expense of the Property. Manager shall cause its accounting department, or competent accounting department of a third party, to prepare and timely file all necessary reports with respect to withholding taxes, social security taxes, unemployment insurance, disability insurance, the Fair Labor Standards Act, and all other statements and reports pertaining to labor employment on or about the Property.

          (c) Manager shall provide appropriate training for all Property Employees. Manager also shall cause the appropriate employees to attend any program required by the franchisor pursuant to the Franchise Agreement. The costs of attending any such meetings or seminars, including the cost of tourist class travel, accommodations, and food, shall be an expense of the Property, but shall not unreasonably exceed the amount provided for such purpose in the Annual Budget.

          (d) Manager shall be entitled to reimbursement for any reasonable travel-related expenses for travel to and from the Property, including tourist air and ground transportation, lodging, and needs incurred in connection with visits to the Property by members of Manager's home office and regional offices. Any such expense shall be charged to the Property, and all such individuals shall receive complimentary room, food and non-alcoholic beverage services at the Property during their work-related visits to the Property. The Annual Budget shall include a line item for such travel expenses.

          (e) All salaries, wages, and compensation of Property Employees, to the extent their time shall be devoted to the Property, shall be deemed to be expenses of the Property payable to Manager out of the General Account. In addition, so-called fringe benefits such as insurance or group life insurance pertaining to such Property Employees also shall be expenses of the Property payable to Manager out of the General Account.

          (f) Immediately following any termination hereof, Manager shall withdraw its employees and other personnel from the Property. In the event of a termination of Manager for any reason other than Manager's default hereunder, Owner agrees that it shall not employ the following employees of the Property for a period of one (1) year following such termination without the written approval of the Manager, which may be withheld in Manager's sole discretion: general manager of the Property, food and beverage manager and director of sales or any home office management personnel of Manager.


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          (g) Subject to the restrictions imposed by the Annual Budget, Manager shall set the salaries, bonuses and fringe benefits of all Property Employees.

     4.4 Advertising. Manager shall ensure that all advertising and signage in and around the Property shall have its primary goal and purpose the promotion and marketing of the Property.

     4.5 Inventories and Supplies. Manager shall purchase such consumable supplies and other expendable items as are necessary to operate the Property and shall pay for such supplies out of the General Account.

     4.6 Accounting and Control Fees. Manager shall provide, in connection with the Property (i) all required and necessary accounting functions and reports, as described on the attached Exhibit B (the "Accounting Functions"), for a fee of $475.00 per month (during the first twelve months of the Management Term) (the "Accounting Fee"), and (ii) computer hardware and software for a Reservation Property Control System (hereinafter called the "Control System") for a fee of $699.60 per month (during the first twelve months of the Management Term) ("Control Fee"). Said Control System will make available to the Property's front desk a reservation management system, instantaneous accounting information, and a protective audit system in lieu of and/or in conjunction with the manual or cash register system. The hardware, software and Control System shall at all times not be the property of the Owner, and upon termination of this Agreement, the parties agree the Control System shall be removed from the Property by the Manager. Owner agrees to maintain the confidential nature of the Control System software and operating procedures during and after the termination of this Agreement.

     The parties agree that they shall negotiate in good faith every 12 months with respect to the amount of the Accounting Fee and Control Fee, but if they cannot agree, the maximum increase each 12 months shall not exceed 10%.

     4.7 Sales and Use Taxes. Manager shall maintain all required records and prepare and file all forms related to the collection and payment of all sales and use taxes. Manager shall make required payments to the appropriate taxing authority from the Operating Accounts. Manager's responsibilities hereunder specifically exclude the preparation or filing of local, state or federal income tax returns.

     4.8 Extraordinary Services. Manager shall not be obligated under this Agreement to provide any extraordinary, specialized services of its construction, architectural, engineering, legal or similar staff, or any other services of a professional, technical, extraordinary, non-routine nature, which services involve a substantial commitment of Manager's personnel to or on behalf of Owner or the Property, whether in connection with construction or remodeling activities at the Property or otherwise. Any such services as may be requested by Owner and provided by Manager shall be upon such terms and provisions as may be agreed upon by Manager and Owner at the time of such services. Manager shall make available to Owner at no cost to Owner or the Property the services of the Manager's specialized facilities employed in the performance of its


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

Property management activities generally, including its central buying facilities, accounting, cost control, food and beverage expertise, publicity, marketing and interior design.

                                    ARTICLE V
                                  CONDEMNATION

     5.1 Condemnation.

          (a) If the whole of the buildings of the land shall be taken or condemned by reason of any eminent domain, condemnation, or like proceeding by any competent authority for any public or quasi-public use or purpose, or if such a portion thereof shall be taken or condemned as to make it imprudent or unreasonable, in the reasonable opinion of Owner, to use the remaining portion as a Property of the type and class as immediately preceding such taking or condemnation, then in either of such events, this Agreement shall terminate as of thirty (30) days after written notice from Owner to Manager. Owner may settle any such action or award, solely as to its own interest in the Property, on such terms as it may deem advisable. All proceeds of any condemnation (including a partial condemnation) shall belong to Owner, except to the extent that separate award is made to Manager. Manager shall have the right to seek an award in an eminent domain, condemnation, compulsory acquisition or like proceeding only if such action by Manager is not likely to, and does not, in Owner's opinion, prejudice any of Owner's rights or diminish or adversely affect any award or proceeds sought by or awarded to Owner.

          (b) If only a portion of the Building or Land shall be taken or condemned, and the taking or condemnation of such portion does not make it unreasonable or imprudent to operate the remainder of such Property as a Property of the type and class immediately preceding such taking or condemnation, this Agreement shall not terminate.

                                   ARTICLE VI
                            MISCELLANEOUS PROVISIONS

     6.1 Relationship. The relationship of Owner and Manager created hereby is that of a principal and agent, it being understood that Manager's agency is defined by virtue of this Agreement. Nothing herein contained shall constitute or be construed to be or create a partnership or joint venture between Owner and Manager with respect to the management of the Property as provided for in this Agreement.

     6.2 Assignment. This Agreement is not assignable by either party hereto without prior written consent of the other party hereto; provided, however, Manager may assign this Agreement to a wholly-owned subsidiary or limited liability company of which it is the sole member, without the prior written consent of Owner. Subject to the foregoing, the covenants and agreements herein contained shall inure to the benefits of, and be binding upon, the parties hereto and their respective successors and permitted assigns.


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

     6.3 Indemnifications.

          (a) Owner shall indemnify, defend and hold Manager harmless from and against all claims, damages and costs (including reasonable attorney's fees and costs) arising out of or in connection with any acts of Owner, its agents, officers, employees or contractors, that (i) involve negligence or willful misconduct of Owner, its agents, officer, employees or contractors; (ii) constitute a breach of this Agreement; or (iii) violate any law or regulation.

          (b) Owner does hereby covenant, represent and warrant to Manager that prior to the date of this Agreement that no part of the Property has been or is being used for the storage of any hazardous waste materials of any kind whatsoever; there are no violations of any applicable environmental protection laws, ordinance or regulations affecting the Property; and the Property is unencumbered by the lien of any governmental or quasi-governmental environmental agency. Owner agrees to and shall indemnify, defend and hold harmless Manager from any liability, claims, obligations or losses, including reasonable attorneys' fees, incurred by Manager or assessed against the Property or any part thereof by virtue of any claim or lien of any governmental or quasi-governmental unit, body or agency or any third party for clean-up costs or other costs pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or any other similar statute, law, rule or regulation of any governmental or quasi-governmental unit, body or agency arising on account of acts or omissions prior to the date of this Agreement. This provision shall survive the termination of this Management Agreement and shall continue in full force and effect so long as the possibility of any such liability, claims, obligations or losses exists. If any hazardous waste materials of any kind whatsoever are discovered upon any part of the Property, Manager shall have the right, but not the obligation, to terminate this Management Agreement.

          (c) Manager shall indemnify, defend and hold Owner harmless from and against all claims, damages and costs (including reasonable attorneys' fees and costs) arising out of or in connection with any acts of Manager, its agents, officers, employees or contractors, that (i) are outside the scope of Manager's employment hereunder; (ii) involve negligence or willful misconduct of Manager, it agents, officers, employees or contractors; (iii) constitute a breach of this Agreement; or (iv) violate any law or regulation.

          (d) It is expressly understood and agreed that the foregoing provisions shall survive the termination of this Agreement and shall be binding upon all successors and assigns.

     6.4 Owner's Right to Inspect. Owner or its agents shall have access to the Property at any and all reasonable times for the purpose of protecting the same against fire or other casualty, prevention of damage to the Property, inspection, making repairs or showing the Property to prospective purchasers, tenants or mortgagees. Owner may converse with any Property Employee regarding any subject and Manager shall instruct them to disclose fully to Owner at Owner's request all information regarding the Property. In all respects, Owner shall seek to minimize any disruptions to the operations of the Property resulting from its access thereto.


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

     6.5 Notice. Whenever, under the terms of this Agreement, any notice is required, it may be served either upon the other party by personal service or by sending said notice by certified mail or overnight delivery mail to the other party. Notice to each party shall be in writing and, until further notification in writing, shall be mailed as follows:

          (a) If to Owner, to:       Motel Associates of Pompano, Inc.
                                     8534 E. Kemper Road
                                     Cincinnati, Ohio 45249

          (b) If to Manager, to:     Janus Industries, Inc.
                                     2300 Corporate Boulevard, N.W.
                                     Boca Raton, Florida 33431

     6.6 Amendments. None of the covenants, terms or conditions of this Agreement shall, in any manner, be altered, waived, changed or abandoned, except by written instrument signed by both parties. Consent to or any acquiescence in any breach of this Agreement shall not constitute a waiver of any other or later breach of the same or of any other covenants, agreement or condition thereof.

     6.7 Consent. Owner and Manager shall not unreasonably withhold their consent whenever such consent shall be required under the terms of this Agreement.

     6.8 Complete Agreement. This Agreement is the complete agreement between the parties, and supersedes all prior agreements whether written or oral.

     6.9 Authority. Each person signing this Agreement warrants that he has full authority to execute the same, that all necessary approvals to the execution of this Agreement and the transactions contemplated herein have been or will be timely obtained and will not result in the breach or termination of a provision of or constitute a default under any indenture, agreement or other instrument to which it is a party or by which it is bound or violate any provision of law.

     6.10 Cancellation. The parties agree that this Agreement shall supersede all prior Management Agreements between the parties hereto, including, but not limited to, predecessors of Manager (including but not limited to Beck Group Management Corp. and Beck Hospitality, Inc.). All such prior management agreements shall be canceled effective this date.


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

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                                     OWNER

                                     __________________________________
                                     a _________ corporation


                                     By:_______________________________
                                     Name:
                                     Title:


                                     MANAGER

                                     JANUS INDUSTRIES, INC.,
                                     a Delaware corporation


                                     By:________________________________
                                     Name: James E. Bishop
                                     Title: President

                                   EXHIBIT "A"
                                    PROPERTY

                                Days Inn Pompano
                               1411 NW 31st Avenue
                          Pompano Beach, Florida 33069

                                   EXHIBIT "B"
                                   DEFINITIONS

     "Accounting Period" is hereby defined to mean a calendar month.

     "Fiscal Year" is hereby defined to mean a calendar year.

     "Gross Revenues" is hereby defined to mean all revenues and income of every kind resulting from the operation of the motel and all of its facilities from guests, subtenants, licensees, concessionaires and other persona occupying space or rendering services in, at, on or from the motel, including, but not limited to, rooms, telephone, newsstand, interest income, and rental and management fees, whether on a cash basis or on credit, paid or unpaid, collected or uncollected, and without reserve or deduction for failure or inability to collect, all as determined in accordance with generally accepted accounting principles applied on a consistent basis; provided, however, that there shall be deducted or excluded from Gross Revenues: (i) cash or credit refunds paid to customers upon transactions included in Gross Revenues; (ii) the amount of any city, county, state or federal sales, use, luxury or excise taxes on such sales which are required to be collected from the customer (but included in the price or stated separately therefrom) and paid to the taxing authorities; (iii) proceeds of claims under any insurance policies other than rent or business interruption insurance; (iv) gains arising from the sale or other disposition of capital assets; and (v) any reversal of any contingency or tax reserve.

     "Accounting Functions" is hereby defined to mean Manager's complete system of central financial services utilizing Manager's home office financial staff and computer equipment. The services included as part of the Accounting Fee shall include, without limitation, verification of daily work, preparation of payroll and benefits administration, preparation of payroll tax returns, handling of accounts receivable (including normal in-house collection activities) and accounts payable, billing under national credit cards, cash management, preparation of monthly internal operating statements, verification of financial controls, advice and monitoring of accounting and reporting systems and internal controls (relating to cash, inventories, and accounts receivable), and training and supervision of cashiers, front desk, and inventory personnel. Such services shall not include the cost of a certified audit or the preparation and filing of state and federal income tax returns.


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